EXHIBIT 23.2





                         INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2001 on the consolidated financial statements of Universal Ice Blast, Inc. and subsidiary as of and for the year ended December 31, 2000 included in the Annual Report on Form 10-KSB of Universal Ice Blast, Inc. for the year ended December 31, 2001.

/s/ Moss Adams LLP

Seattle, Washington
August 14, 2002